Analytica Bio Energy, Inc. the 100% owned Taiwan subsidiary of Analytica Bio-Energy Corp. USA has put forth a Letter of Intent with The World Buddhism Associations to build a Chinese Culture Theme Park. The proposed facility is designed to accommodate and service up to 100,000 plus visitors daily.  The Analytica Bio-Energy water treatment plant is scheduled to commence implementation in early 2014.

The total budget for the project is estimated at 33 million USD, including a reservoir, water treatment center, pipes and water channels, aeration, detoxification, and purification.

The patented technology with a state of the art water purification system that Analytica Bio Energy provides is harmonious with the Buddhist quest to enlighten people of the importance of self-sufficiency by eliminating the park’s dependency on municipality resources. The Buddhism Association will utilize Analytica’s purification system at the Theme Park to convert all waste water into potable water.  The implementation of Analytica’s water treatment plant at the Theme Park will filter millions of gallons of waste water a year and be seen as the vanguard for future theme park design.

Analytica treatment experts from Taiwan and the U. S. will draft the installation design for the project.  Mr. Kevin Wu, the CEO of Analytica Taiwan, stated “ The installation of  our water treatment equipment is the leading edge, environmental friendly, using technology which will benefit all mankind now, as well as into the future, by preserving and restoring the water to the pristine stage for consumption without harmful pollutants to harm us. As the world’s water resources become scarcer and polluted, this technology will definitely provide the necessary remedy to this dire situation.”

For further information one can go to the website http://www.analyticabioenergy.com